Exhibit 99.3



Contact:                                                      NEWS RELEASE
David A. Buzen
Chief Financial Officer
Catherine C. Bailey
Director of Communications
212-974-0100

                            CAPITAL RE SIGNS REVISED
                         MERGER AGREEMENT WITH ACE LTD.

NEW YORK, NY, October 26, 1999 - Capital Re Corporation (NYSE: KRE) today announced that it had signed a revised merger agreement with ACE Ltd. under which ACE has increased the merger consideration payable to Capital Re shareholders from the 0.6 shares of ACE stock provided for in the June 1999 merger agreement to 0.65 shares plus cash in an amount equal to the greater of $1.30 and the difference between $14.00 and the closing price of a share of ACE Common Stock for the five trading days ending three days prior to closing, but not to exceed $4.68. These terms were proposed late Monday, October 25, 1999 by ACE and were found by the Capital Re board at a meeting held today to be "at least as favorable" to stockholders as XL's October 18, 1999 cash offer of $14.00 per share. Closing is conditioned on Capital Re stockholder approval. Capital Re intends to call a special meeting of its stockholders to vote on the revised merger agreement as soon as practicable following processing of revised proxy statement/prospectus materials.

Capital Re will file a Form 8-K with the Securities and Exchange Commission attaching the revised merger agreement. The principal terms of the "no-solicitation" provisions of the revised merger agreement, including the opportunities for the Board to consider other offers, subject to certain conditions, and the $25 million "break-up" fee, are identical to the original agreement.

Capital Re is a specialty reinsurance group providing innovative solutions to problems of financial management. Capital Re's two principal divisions, financial guaranty and financial risk, are engaged in the business of municipal and non-municipal financial guaranty reinsurance, mortgage guaranty reinsurance, title reinsurance, trade credit reinsurance and financial solutions.

The statements contained in this release and statements that the Company may make orally in connection with this release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by the Company with the Securities and Exchange Commission.

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